EXHIBIT 4.3

CERTIFICATE OF TRUST
OF
WACHOVIA CAPITAL TRUST III
          THIS Certificate of Trust of Wachovia Capital Trust III (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).
          1. Name. The name of the statutory trust formed by this Certificate of Trust is Wachovia Capital Trust III.
          2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are U. S. Bank Trust, National Association, 300 Delaware Avenue, 9th Floor, Wilmington, Delaware 19801, Attention: Corporate Trust Services Division.
          3. Effective Date. This Certificate of Trust shall be effective upon filing.
          IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811 of the Act.

U.S. BANK TRUST, NATIONAL
ASSOCIATION, not in its individual capacity but
solely as trustee

By:	/s/ Mildred Smith
Name: Mildred Smith, as authorized agent for U.S.
Bank Trust, National Association

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:53 PM 01/19/2006
FILED 03:53 PM 01/19/2006
SRV 060054111 — 4077103 FILE